EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Annual Report on Form 10-K for the year ended December 31, 2001 of WFS Financial 2001-B Owner Trust of our report dated February 4, 2002, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, which appears as an exhibit in Financial Security Assurance Holdings Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
March 28, 2002